Deutsche Bank AG
Taunusanlage 12, D-60325
Frankfurt am Main
Federal Republic of Germany



Jeffrey A. Ruiz
Vice President
Telephone: (212) 250-3667


                                                     February 17, 2004


Securities and Exchange Commission
SEC Document Control
450 Fifth Street, N.W.
Washington, DC  20549
Attn:  Filing Desk


Dear Sir or Madame:

         Re:  Filing of Schedule 13G -  Bunzl Plc.


Pursuant to Rule 13d-1 of the Securities Exchange Act of 1934, attached is one copy of Schedule 13G with respect to the common stock of the above referenced corporation.

Please acknowledge your receipt of the Schedule 13G by return e-mail confirmation.

                                                             Sincerely,



                                                             Jeffrey A. Ruiz








Enclosures

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G
                    Under the Securities Exchange Act of 1934
                                (Amendment No. 9)


                                   Bunzl Plc.
                     ---------------------------------------
                                 NAME OF ISSUER:


                         Common Stock ($0.001 Par Value)
                     ---------------------------------------
                          TITLE OF CLASS OF SECURITIES

                                   1207383076
                     ---------------------------------------
                                  CUSIP NUMBER


                                December 31, 2003
                     ---------------------------------------
             (Date of Event Which Requires Filing of this Statement)


         Check the appropriate box to designate the rule pursuant to which this
         Schedule is filed:

                                [X] Rule 13d-1(b)

                                [ ] Rule 13d-1(c)

                                [ ] Rule 13d-1(d)

1. NAME OF REPORTING PERSONS
    S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         Deutsche Bank AG *

2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

         (A) [ ] (B) [ ]

3. SEC USE ONLY

4. CITIZENSHIP OR PLACE OF ORGANIZATION

    Federal Republic of Germany

NUMBER OF         5.       SOLE VOTING POWER
SHARES                     29,910,103
BENEFICIALLY      6.       SHARED VOTING POWER
OWNED BY                   0
EACH              7.       SOLE DISPOSITIVE POWER
REPORTING                  35,421,222
PERSON WITH       8.       SHARED DISPOSITIVE POWER
                             0

9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         35,421,222


10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN
    SHARES [ ]

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        7.90%

12. TYPE OF REPORTING PERSON

         HC, CO


*   In accordance with Securities Exchange Act Release No. 39538 (January 12,
    1998), this filing reflects the securities beneficially owned by the Private Clients and Asset Management business group ("PCAM") of Deutsche Bank AG and its subsidiaries and affiliates (collectively, "DBAG"). This filing does not reflect securities, if any, beneficially owned by any other business group of DBAG. Consistent with Rule 13d-4 under the Securities Exchange Act of 1934 ("Act"), this filing shall not be construed as an admission that PCAM is, for purposes of Section 13(d) under the Act, the beneficial owner of any securities covered by the filing.

1. NAME OF REPORTING PERSONS
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         Deutsche Investment Management Americas Inc

2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

          (A) [ ] (B) [ ]


3. SEC USE ONLY

4. CITIZENSHIP OR PLACE OF ORGANIZATION

    Delaware

NUMBER OF         5.       SOLE VOTING POWER
SHARES                     0
BENEFICIALLY      6.       SHARED VOTING POWER
OWNED BY                            0
EACH              7.       SOLE DISPOSITIVE POWER
REPORTING                   14,569
PERSON WITH       8.       SHARED DISPOSITIVE POWER
                              0

9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         14,569

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN
     SHARES [ ]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         0.0 %

12. TYPE OF REPORTING PERSON

         IA, CO

1. NAME OF REPORTING PERSONS
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         Deutsche Bank Trust Company Americas

2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

          (A) [ ] (B) [ ]


3. SEC USE ONLY

4. CITIZENSHIP OR PLACE OF ORGANIZATION

    Deleware

NUMBER OF         5.       SOLE VOTING POWER
SHARES                     40,371
BENEFICIALLY      6.       SHARED VOTING POWER
OWNED BY                    0
EACH              7.       SOLE DISPOSITIVE POWER
REPORTING                  40,371
PERSON WITH       8.       SHARED DISPOSITIVE POWER
                            0

 9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         40,371

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN
    SHARES [ ]

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        0.1 %

12. TYPE OF REPORTING PERSON

         BK, CO

1. NAME OF REPORTING PERSONS
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         Deutsche Asset Management Investmentgesellschaft mbH

2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

          (A) [ ] (B) [ ]


3. SEC USE ONLY

4. CITIZENSHIP OR PLACE OF ORGANIZATION

    Federal Republic of Germany

NUMBER OF         5.       SOLE VOTING POWER
SHARES                      218,822
BENEFICIALLY      6.       SHARED VOTING POWER
OWNED BY                   0
EACH              7.       SOLE DISPOSITIVE POWER
REPORTING                  218,822
PERSON WITH       8.       SHARED DISPOSITIVE POWER
                            0

 9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         218,822

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN
    SHARES [ ]

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        0.05 %

12. TYPE OF REPORTING PERSON

         IC, CO

1. NAME OF REPORTING PERSONS
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         DWS Holding & Service GmbH

2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

          (A) [ ] (B) [ ]


3. SEC USE ONLY

4. CITIZENSHIP OR PLACE OF ORGANIZATION

    Federal Republic of Germany

NUMBER OF         5.       SOLE VOTING POWER
SHARES                     5,565
BENEFICIALLY      6.       SHARED VOTING POWER
OWNED BY                   0
EACH              7.       SOLE DISPOSITIVE POWER
REPORTING                  5,565
PERSON WITH       8.       SHARED DISPOSITIVE POWER
                            0

 9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         5,565

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN
    SHARES [ ]

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        0.0 %

12. TYPE OF REPORTING PERSON

         IC, CO

1. NAME OF REPORTING PERSONS
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         Deutsche Asset Management Group Ltd, London

2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

          (A) [ ] (B) [ ]


3. SEC USE ONLY

4. CITIZENSHIP OR PLACE OF ORGANIZATION

    Great Britain

NUMBER OF         5.       SOLE VOTING POWER
SHARES                     29,645,345
BENEFICIALLY      6.       SHARED VOTING POWER
OWNED BY                   0
EACH              7.       SOLE DISPOSITIVE POWER
REPORTING                   35,141,895
PERSON WITH       8.       SHARED DISPOSITIVE POWER
                           0

9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         35,141,895

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN
    SHARES [ ]

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         7.84%

12. TYPE OF REPORTING PERSON

    IC, CO

Item 1(a).      Name of Issuer:
                Bunzl Plc.(the "Issuer")


Item 1(b).      Address of Issuer's Principal Executive Offices:

                110 Park Street, London, W1Y 3RB, United Kingdom.

Item 2(a).      Name of Person Filing:

                This statement is filed on behalf of Deutsche Bank AG, ("Reporting Person").

Item 2(b).      Address of Principal Business Office or, if none, Residence:

                         Taunusanlage 12, D-60325
                         Frankfurt am Main
                         Federal Republic of Germany

Item 2(c).      Citizenship:

                The citizenship of the Reporting Person is set forth on the cover page.

Item 2(d).      Title of Class of Securities:

                The title of the securities is ordinary shares, which also includes securities held in the form of American Depository Receipts (the "Ordinary Shares").


Item 2(e).      CUSIP Number:

                The CUSIP number of the Common Stock is set forth on the cover page.

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:


               (a) [ ] Broker or dealer registered under section 15 of the Act;

               (b) [x] Bank as defined in section 3(a)(6) of the
                   Act; - Deutsche Bank Trust Company Americas

               (c) [ ]Insurance Company as defined in section 3(a)(19)
                   of the Act;


               (d) [x] Investment Company registered  under section 8 of the
                   Investment Company Act of 1940;
                   - Deutsche Asset Management Investmentgesellschaft mbH
                   - DWS Holding & Service GmbH
                   - Deutsche Asset Management Group Limited

               (e) [x] An investment adviser in accordance with Rule
                   13d-1(b)(1)(ii)(E);
                    - Deutsche Investment Management Americas Inc


               (f) [ ] An employee benefit plan, or endowment fund in
                   accordance with Rule 13d-1 (b)(1)(ii)(F);

               (g) [x] Parent holding company or control person in
                   accordance with Rule 13d-1 (b)(1)(ii)(G);

                   - Deutsche Bank AG

               (h) [ ] A savings association as defined in section
                   3(b) of the Federal Deposit Insurance Act;

               (i) [ ] A church plan that is excluded from the
                   definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940;

               (j) [ ] Group, in accordance with Rule 13d-1
                     (b)(1)(ii)(J).


Item 4.         Ownership.

               (a) Amount beneficially owned:

                  The Reporting Person owns the amount of the Common Stock as set forth on the cover page.

               (b) Percent of class:

                  The Reporting Person owns the percentage of the Common Stock as set forth on the cover page.

               (c) Number of shares as to which such person has:

                  (i) sole power to vote or to direct the vote:

                       The Reporting Person has the sole power to vote or direct the vote of the Common Stock as set forth on the cover page.

                 (ii) shared power to vote or to direct the vote:

                       The Reporting Person has the shared power to vote or direct the vote of the Common Stock as set forth on the cover page.

                (iii) sole power to dispose or to direct the disposition of:

                       The Reporting Person has the sole power to dispose or direct the disposition of the Common Stock as set forth on the cover page.

                (iv) shared power to dispose or to direct the disposition of:

                       The Reporting Person has the shared power to dispose or direct the disposition of the Common Stock as set forth on the cover page.

Item 5.         Ownership of Five Percent or Less of a Class.

                                 Not applicable.


Item 6.         Ownership of More than Five Percent on Behalf of Another
                Person.

                                 Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

                  Subsidiary                           Item 3 Classification
                ------------------------------------------------------------

                Deutsche Investment Management
                Americas Inc.                              Investment Advisor

                Deutsche Bank Trust Company Americas       Bank

                Deutsche Asset Management
                Investmentgesellschaft mbH                 Investment Company

                DWS Holding & Service GmbH                 Investment Company

                Deutsche Asset Management
                Group Limited                              Investment Company


Item 8.        Identification and Classification of Members of the Group.

                              Not applicable.

Item 9.        Notice of Dissolution of Group.

                                Not applicable.



Item 10.       Certification.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                     SIGNATURE


             After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: 2/17/04

                                   DEUTSCHE BANK AG


                                   By: /s/ Jeffrey A. Ruiz
                                   Name: Jeffrey A. Ruiz
                                   Title: Vice President

                                   By: /s/ Pasquale Antolino
                                   Name: Pasquale Antolino
                                   Title: Associate

                                     SIGNATURE


                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



Dated: 2/17/04


                               Deutsche Investment Management Americas Inc.


                               By: /s/ Jeffrey A. Ruiz
                               Name: Jeffrey A. Ruiz
                               Title: Vice President

                                     SIGNATURE


              After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: 2/17/04


                                Deutsche Bank Trust Company Americas


                                By: /s/ Jeffrey A. Ruiz
                                Name: Jeffrey A. Ruiz
                                Title: Vice President

                                     SIGNATURE


              After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: 2/17/04




                                    DWS Holding & Service GmbH


                                    By: /s/ Ralf Ring
                                    Name: Ralf Ring
                                    Title:   Compliance Officer

                                    By: /s/ Susan Seidel
                                    Name: Susan Seidel
                                    Title: Deputy Compliance Officer

                                     SIGNATURE


             After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

   Dated: 2/17/04

                                                DEUTSCHE ASSET MANAGEMENT
                                                       GROUP LTD., LONDON

                                                 By: /s/ Alastair Cuming
                                                 Name: Alastair Cuming
                                                 Title: Director

                                                 By: /s/ Simon Kempton
                                                 Name: Simon Kempton
                                                 Title: Director

                                      SIGNATURE

       After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: 2/17/04




                        Deutsche Asset Management Investmentgesellschaft mbH


                                           By: /s/ Ralf Ring
                                           Name: Ralf Ring
                                           Title:   Compliance Officer

                                           By: /s/ Susan Seidel
                                           Name: Susan Seidel
                                           Title: Deputy Compliance Officer